Exhibit 99.1

JAKKS Pacific(R) Reports Preliminary Fourth Quarter and Year-End Results for 2006

          Record Sales and Earnings Results Expected for 2006

      Company Provides Guidance for First Quarter and Fiscal 2007



    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 26, 2007--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced preliminary results for the fourth quarter and year-ended December 31, 2006.

    Fourth quarter net sales increased 43.3% to $238.3 million in 2006, compared to $166.3 million in the comparable period last year. Excluding non-cash stock-based compensation and acquisition-related amortization charges, net income for the fourth quarter of 2006 is expected to be $26.9 million, or $0.84 per diluted share, compared to $12.7 million, or $0.41 per diluted share, for the same period last year. Reported net income for the fourth quarter of 2006, including pre-tax non-cash stock-based compensation charges of $1.7 million and acquisition-related amortization charges of $4.1 million, is expected to be $23.2 million, or $0.73 per diluted share, compared to $9.0 million, or $0.30 per diluted share, for the same period last year, which included charges of $4.2 million for stock-based compensation and $1.8 million for acquisition-related amortization.

    The Company's net sales for the year ended December 31, 2006 increased 15.7% to $765.4 million, from $661.5 million in 2005. Excluding non-cash stock-based compensation and acquisition-related amortization charges, net income for the year ended December 31, 2006 is expected to have increased 23.2% to $86.7 million, or $2.74 per diluted share, compared to $70.4 million, or $2.28 per diluted share, for the same period last year. Reported net income for the year ended December 31, 2006, including pre-tax non-cash stock-based compensation charges of $6.5 million and $14.5 million for acquisition-related amortization, is expected to be $72.4 million, or $2.30 per diluted share, compared to $63.5 million, or $2.06 per diluted share, for the same period last year, which included charges of $3.4 million for stock-based compensation and $7.0 million for acquisition-related amortization.

    As noted above, the foregoing results are preliminary pending the completion of the review of the Company's annual goodwill valuation by its outside auditors. The valuation pursuant to SFAS 142 was performed by a third-party valuation consultant and the review is expected to be completed by March 16, 2007. Any impairment of the book value of the Company's goodwill may result in a non-cash charge to earnings in 2006.

    "The fourth quarter successfully concluded a record year of strong sales and earnings growth," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We had robust sales in several of our traditional toy segments, including dress-up and role play items, action figures, dolls and plush based on classic brands and well-known evergreen licenses due to our innovative products and prime retail placement throughout the year. As we look to 2007, we believe that our solid diversified portfolio will continue to drive revenue and earnings growth."

    Stephen Berman, President and Chief Operating Officer, stated, "We have an excellent mix of new consumer products planned for 2007 based on entertainment content that is popular with young kids of today, including Pokemon, which airs ten times per week on Cartoon Network; Hannah Montana and The Cheetah Girls, two hit Disney "tween" sensations; Nickelodeon's Dora the Explorer, which remains a top-rated preschool property; and the new hit game show on NBC, Deal or No Deal."

    "We have meaningful line extensions planned across many of JAKKS' divisions for this year, including new licensed and non-licensed preschool products, large and small doll and plush lines, an expanded line of XPV Xtreme Performance Vehicles, action figures, large feature role-play sets and dress-up items, and electronic gadgets that utilize our plug and play technology. Classic play patterns infused with innovation remain at the forefront of our product development, and we believe our product portfolio and expected retail support will help make 2007 the strongest year yet for JAKKS Pacific.

    "Cash flow from operations in 2006 was approximately $63.9 million, and our financial position remains very strong. As of December 31, 2006, our working capital was approximately $291.4 million, including cash and equivalents of $184.5 million. We expect to continue to grow our business by actively pursuing accretive and complementary acquisitions and executing on internal growth initiatives, including creating new products and securing new licenses, to provide continued growth for JAKKS Pacific."

    Friedman concluded, "For our initial 2007 guidance, we expect net sales of at least $800.0 million in 2007, with net income of $75.8 million, or $2.39 earnings per diluted share. This forecast anticipates first quarter net sales in the range of $114.0 million to $120.0 million, and diluted earnings per share of $0.07 to $0.10."

    JAKKS Pacific is hosting a teleconference today at 7:30 a.m. PT (10:30 a.m.
ET) on February 26th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days. A telephonic playback will be available from 8:30 a.m. PT on February 26th through 12 a.m. PT on March 12th. The playback can be accessed by calling 800-642-1687, or 706-645-9291 for international callers, pass code "9745773."

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. (Nasdaq:JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names, including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly A Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

    (C) JAKKS Pacific, Inc. All Right Reserved.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets



                                                  December   December
                                                     31,        31,
                                                    2006       2005
                                                 ----------- ---------
                                                    (In thousands)

                                     ASSETS

Current assets:
 Cash and cash equivalents                         $184,489  $240,238
 Marketable securities                                  210         -
 Accounts receivable, net                           153,116    87,199
 Inventory, net                                      76,787    66,729
 Deferred income taxes                               13,654    13,618
 Prepaid expenses and other current assets           26,543    17,533
                                                 ----------- ---------
  Total current assets                              454,799   425,317
                                                 ----------- ---------

Property and equipment                               49,781    38,089
Less accumulated depreciation and amortization       32,899    25,394
                                                 ----------- ---------
 Property and equipment, net                         16,882    12,695
                                                 ----------- ---------

Goodwill, net                                       330,268   269,298
Trademarks & other assets, net                       61,202    36,280
Investment in video game joint venture               14,873    10,365
                                                 ----------- ---------
  Total assets                                     $878,024  $753,955
                                                 =========== =========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses             $113,307   $94,948
 Reserve for sales returns and allowances            32,589    25,123
 Income taxes payable                                17,477     3,792
                                                 ----------- ---------
  Total current liabilities                         163,373   123,863
                                                 ----------- ---------

Long term debt                                       98,000    98,000
Deferred rent liability                                 854       995
Deferred income taxes                                 6,690     6,446
                                                 ----------- ---------
                                                    105,544   105,441
                                                 ----------- ---------
  Total liabilities                                 268,917   229,304

Stockholders' equity:
 Common stock, $.001 par value                           28        27
 Additional paid-in capital                         300,074   287,356
 Retained earnings                                  312,432   240,057
 Accumulated other comprehensive income (loss)       (3,427)   (2,789)
                                                 ----------- ---------
                                                    609,107   524,651
                                                 ----------- ---------
  Total liabilities and stockholders' equity       $878,024  $753,955
                                                 =========== =========


                 JAKKS Pacific, Inc. and Subsidiaries
              Fourth Quarter Earnings Announcement, 2006
              Condensed Statements of Income (Unaudited)



                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,

                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $238,311  $166,270  $765,386  $661,536
Less cost of sales
Cost of goods                   124,419    77,128   393,965   323,303
Royalty expense                  23,756    16,835    70,634    67,069
Amortization of tools and
 molds                            1,667     1,337     5,993     4,457
                               --------- --------- --------- ---------
Cost of sales                   149,842    95,300   470,592   394,829
                               --------- --------- --------- ---------
Gross profit                     88,469    70,970   294,794   266,707
Direct selling expenses          30,662    26,031    78,794    78,982
Selling, general and
 administrative expenses         29,854    29,859   105,650    89,638
Depreciation and amortization     5,052     2,603    18,038    10,102
                               --------- --------- --------- ---------
Income from operations           22,901    12,477    92,312    87,985
Other income (expense):
Profit (loss) from video game
 joint venture                   12,494     7,873    13,226     9,414
Interest income                   1,400     1,763     4,930     5,182
Interest expense                 (1,133)   (1,141)   (4,533)   (4,543)
Other expense                         -         -         -    (1,401)
                               --------- --------- --------- ---------
Income before provision for
 income taxes                    35,662    20,972   105,935    96,637
Provision for income taxes       12,477    11,958    33,560    33,144
                               --------- --------- --------- ---------
Net income                      $23,185    $9,014   $72,375   $63,493
                               ========= ========= ========= =========
Earnings per share -- diluted     $0.73     $0.30     $2.30     $2.06
Shares used in earnings per
 share -- diluted                32,803    32,197    32,714    32,193


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-954-1100